Exhibit 14(b)

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the unitholders and the Board of Directors of North Haven Private Income Fund LLC:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated statements of financial condition of North Haven Private Income Fund LLC and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in members’ capital, cash flows for each of the three years ended December 31, 2025, financial highlights for each of the four years ended December 31, 2025 and the period from March 4, 2021 (inception) to December 31, 2021, and the related notes, and in our report dated March 3, 2026, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the PCAOB, the consolidated statements of financial condition, including the consolidated schedules of investments, as of December 31, 2023, 2022, and 2021 and the related consolidated statements of operations, cash flows, and changes in members’ capital for the years ended December 31, 2022 and the period from March 4, 2021 (inception) to December 31, 2021, and the related notes (none of which are presented herein) and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of the Company for each of the five years in the period ended December 31, 2025, appearing on page 49 and 50 of this Form N-14, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, NY

March 3, 2026